Exhibit 99.1

Q2 2024 Results

Key Highlights
Summary Financials	Q2 2024	Change	H1 2024	Change
Total revenues	$9.7bn	-1%	$16.2bn	—
Net income[1]	$1.3bn	+8%	$1.4bn	+20%
Net income margin	13.6%	+110bps	8.8%	+150bps
Adjusted EBITDA*	$2.3bn	+12%	$2.7bn	+13%
Adjusted EBITDA margin*	23.4%	+270bps	16.7%	+180bps
EPS1	$1.89	+16%	$2.05	+31%

•Differentiated strategy continuing to deliver robust financial performance
•Carefully constructed portfolio & operating footprint mitigated impact of adverse weather
•Further profit growth & strong margin expansion driven by positive pricing & cost management
•Significant portfolio activity YTD; $3.7bn invested in value-accretive M&A
•Integration of materials acquisition in Texas progressing well; increasing run-rate synergy target to $65m
•Acquisition of majority stake in Adbri completed on July 1
•Ongoing share buyback; $0.9bn YTD; commencing new $0.3bn quarterly tranche
•Declaring quarterly dividend $0.35 (+5% annualized)
•Outlook positive with favorable underlying demand across key markets
•Raising FY24 guidance; Net Income $3.70bn - $3.85bn; Adjusted EBITDA* $6.82bn - $7.02bn

Albert Manifold, Chief Executive, said:1,2
"We are pleased to report another period of further profit growth and margin expansion for CRH. The execution of our differentiated solutions strategy continues to deliver robust financial performance, while the strength of our balance sheet and relentless focus on the disciplined allocation of our capital enables us to capitalize on the opportunities we see for further growth and value creation. Reflecting the strength of our financial performance, the positive underlying momentum in our business as well as the positive contribution from recent portfolio activity, we are raising our guidance and remain well positioned to deliver another record year in 2024.”

Announced Thursday, August 8, 2024
1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 12 to 13.
2

Exhibit 99.1
Q2 2024 Results
Performance Overview
Total revenues of $9.7 billion (Q2 2023: $9.7 billion) in the three months ended June 30, 2024 were 1% behind the prior year, with organic total revenues* also 1% behind. Positive pricing and contributions from acquisitions partly offset the impact of lower activity levels due to unfavorable weather in certain regions and divestitures, primarily phases one and two of the European Lime operations. Net income of $1.3 billion (Q2 2023: $1.2 billion) was 8% ahead of the prior year reflecting strong operating performance. Adjusted EBITDA* of $2.3 billion (Q2 2023: $2.0 billion) was 12% ahead as a result of the continued delivery of CRH's integrated solutions strategy, strong commercial progress, ongoing cost control and further operational efficiencies. Organic Adjusted EBITDA* was 11% ahead of Q2 2023. CRH’s net income margin of 13.6% (Q2 2023: 12.5%) and Adjusted EBITDA margin* of 23.4% (Q2 2023: 20.7%) were both ahead of the comparable prior year period. CRH's basic Earnings Per Share (EPS) for Q2 2024 was $1.89 (Q2 2023: $1.63).

•Americas Materials Solutions' total revenues were 6% ahead of Q2 2023, as pricing progress across all lines of business and contributions from recent acquisitions offset the impact of lower activity in certain markets due to unfavorable weather. Adjusted EBITDA was well ahead supported by pricing improvements, operational efficiencies and cost control along with gains on the disposal of certain land assets.

•Americas Building Solutions' total revenues were 1% behind Q2 2023 as challenging weather and subdued new-build residential demand were partially offset by contributions from acquisitions. Adjusted EBITDA was in line with the prior year supported by continued pricing discipline and operational efficiencies along with the positive contribution from acquisitions.

•Europe Materials Solutions' total revenues were 8% behind Q2 2023 as activity levels were impacted by the divestiture of the European Lime operations, poor weather and subdued demand in certain markets. Adjusted EBITDA was 3% behind, with organic Adjusted EBITDA* 2% ahead as a continued focus on cost management and operational efficiencies as well as good commercial management offset lower activity levels.

•Europe Building Solutions' total revenues were 7% behind Q2 2023, impacted by subdued demand in new-build residential markets. Adjusted EBITDA was 3% behind as a result of lower activity levels, partially offset by cost saving actions.

Acquisitions and Divestitures
In the three months ended June 30, 2024, CRH completed eight acquisitions for a total consideration of $0.4 billion, compared with $nil million in the same period of 2023. Americas Materials Solutions completed five acquisitions, Europe Materials Solutions completed two acquisitions, while Americas Building Solutions completed one acquisition.
Overall, for the six months ended June 30, 2024, CRH completed 16 acquisitions for a total consideration of $2.6 billion, compared with $0.2 billion in the first half of the prior year. The largest acquisition, which was completed in the first quarter of 2024, was a portfolio of cement and readymixed concrete assets and operations in Texas by Americas Materials Solutions for a total consideration of $2.1 billion.
On July 1, 2024, CRH completed the acquisition of a majority stake in Adbri Ltd (Adbri). Adbri is an attractive business with high-quality assets and leading market positions in Australia that complements CRH’s core competencies in cement, concrete and aggregates and creates additional opportunities for growth and development for CRH's existing Australian business.
With respect to divestitures, in the three months ended June 30, 2024, cash proceeds from divestitures and disposals from long-lived assets were $0.4 billion. The largest divestiture related to Americas Materials Solutions' disposal of certain cement, aggregates and readymixed concrete operations in Quebec, Canada.
For the six months ended June 30, 2024, CRH realized cash proceeds from divestitures and disposals of long-lived assets of $1.1 billion, primarily related to the divestiture of phases one and two of the European Lime operations which completed in Q1 2024. The remaining phase, consisting of Lime operations in Poland, is expected to complete in the second half of 2024. No divestitures occurred in the first half of the prior year.

CRH Q2 2024 Results 2

Exhibit 99.1
Capital Allocation
In line with the Company's policy of consistent long-term dividend growth, the Board has declared a new quarterly dividend of $0.35 per share. This represents an annualized increase of 5% on the prior year. The dividend will be paid wholly in cash on September 25, 2024, to shareholders registered at the close of business on August 23, 2024. The ex-dividend date will be August 23, 2024.
As part of its ongoing share buyback program CRH repurchased approximately four million shares in Q2 2024 for a total consideration of $0.3 billion, which brings the total for the first half of the year to nine million shares repurchased for a total consideration of $0.7 billion. On August 7, 2024, the latest tranche of the share buyback program was completed, bringing the year-to-date repurchases to $0.9 billion. CRH is pleased to announce that it is commencing an additional $0.3 billion tranche to be completed no later than November 6, 2024. CRH will continue to assess our share buyback program for the remainder of 2024 with further updates on a quarterly basis.
Innovation and Sustainability
We believe the transition to a more sustainable built environment represents a significant commercial opportunity for CRH. Our strategy transforms essential materials into value-added and innovative solutions to address three global challenges of water, circularity and decarbonization. We continue to enhance our capabilities through investment in innovative technologies and acquisitions that enable us to capture further value and accelerate growth across CRH. For example, in our water solutions business we continue to build on our recent acquisition of Hydro International, expanding our water infrastructure products, services, and data solutions.
2024 Full Year Outlook
We are pleased to announce that we are raising our previous guidance for 2024, reflecting the strength of our financial performance, the positive underlying momentum in our business as well as the positive contribution from recent portfolio activity

Our operations in North America are expected to benefit from significant infrastructure activity and increased investment in key non-residential segments, while in Europe, we expect good underlying demand in infrastructure and key non-residential markets, further supported by disciplined cost control. Residential construction, particularly new-build activity, is expected to remain subdued across our markets in the near term. Assuming normal seasonal weather patterns and no major dislocations in the macroeconomic environment, CRH remains well positioned to deliver another record year in 2024.

2024 Guidance	Updated Guidance (i)		Previous Guidance (ii)
(in $ billions, except per share data)	Low	High	Low	High
Net income	3.70	3.85	3.55	3.80
Adjusted EBITDA*	6.82	7.02	6.55	6.85
EPS	$5.40	$5.60	$5.15	$5.45
Capital expenditure	2.2	2.4	2.2	2.4

(i) 2024 Net income and EPS under our Updated Guidance are based on approximately $0.5 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 688 million common shares outstanding.
(ii) 2024 Net income and EPS under our Previous Guidance were based on approximately $0.4 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 690 million common shares outstanding.

CRH Q2 2024 Results 3

Exhibit 99.1
Americas Materials Solutions

Analysis of Change
in $ millions	Q2 2023	Currency	Acquisitions	Divestitures	Organic	Q2 2024	% change
Total revenues	4,164	(5)	+125	(34)	+156	4,406	+6%
Adjusted EBITDA	935	(1)	+38	(8)	+229	1,193	+28%
Adjusted EBITDA margin	22.5%					27.1%

Americas Materials Solutions’ total revenues, including the acquisition of cement and readymixed concrete assets in Texas which closed in February 2024, were 6% ahead of the second quarter of 2023. Organic total revenues* were 4% ahead driven by price increases across all lines of business.
In Essential Materials, total revenues increased by 5% supported by pricing growth in both aggregates and cement, ahead by 12% and 8% respectively. Aggregates and cement volumes declined by 3% and 2%, respectively, impacted by adverse weather conditions and subdued new-build residential demand.
In Road Solutions, total revenues increased by 6% driven by improved pricing in all lines of business and continued funding support relating to the Infrastructure Investment and Jobs Act (IIJA). Paving and construction revenue increased by 8% with good growth in the South and West regions. Asphalt volumes and pricing increased by 1% and 4%, respectively, while readymixed concrete prices increased by 9%, offsetting a decline in volumes of 6%. Construction backlogs were ahead of the prior year supported by positive momentum in bidding activity.
Second quarter 2024 Adjusted EBITDA for Americas Materials Solutions of $1.2 billion was 28% ahead of the prior year as cost management, pricing initiatives and operational efficiencies along with a gain on certain land asset sales, mitigated the impact of higher labor and raw materials costs. Organic Adjusted EBITDA* was 25% ahead of the second quarter of 2023. Adjusted EBITDA margin increased by 460 basis points (bps).

Americas Building Solutions

Analysis of Change
in $ millions	Q2 2023	Currency	Acquisitions	Divestitures	Organic	Q2 2024	% change
Total revenues	2,148	(2)	+61	—	(91)	2,116	(1)%
Adjusted EBITDA	474	(1)	+15	—	(12)	476	—
Adjusted EBITDA margin	22.1%					22.5%

Americas Building Solutions reported a 1% decline in total revenues, impacted by lower activity levels due to subdued new-build residential demand and challenging weather conditions. Overall performance in the quarter was supported by pricing discipline and contributions from acquisitions. Organic total revenues* were 4% behind the second quarter of 2023.
In Building & Infrastructure Solutions, total revenues were in line with the prior year as good acquisition performance was offset by unfavorable weather in certain markets as well as the impact of lower new-build residential demand. The non-residential and infrastructure backdrop remains underpinned by significant IIJA funding.
In Outdoor Living Solutions, total revenues decreased by 2%, primarily due to the impact of adverse weather in the quarter, particularly in Texas and Central regions.
Second quarter 2024 Adjusted EBITDA for Americas Building Solutions was in line with the comparable period in 2023, 3% behind on an organic* basis. Solid growth in the water and energy end-markets as well as growth in higher margin products in Outdoor Living Solutions were offset by adverse weather impacts and project delays in the telecommunications sector. Adjusted EBITDA margin was 40bps ahead of the second quarter of 2023.

CRH Q2 2024 Results 4

Exhibit 99.1
Europe Materials Solutions

Analysis of Change
in $ millions	Q2 2023	Currency	Acquisitions	Divestitures	Organic	Q2 2024	% change
Total revenues	2,614	+24	+40	(130)	(144)	2,404	(8)%
Adjusted EBITDA	515	+5	+7	(38)	+10	499	(3)%
Adjusted EBITDA margin	19.7%					20.8%

Total revenues in Europe Materials Solutions declined by 8%, or 5% on an organic* basis, as good volume growth in Central and Eastern Europe and continued pricing progress was more than offset by lower activity levels in Western Europe due to subdued conditions in certain markets and adverse weather in the quarter.
In Essential Materials, total revenues declined by 13% compared with the second quarter of 2023, impacted by the completed divestiture of phases one and two of the European Lime operations. Aggregates volumes were 1% behind the comparable period in 2023 while cement volumes were 2% behind due to lower activity levels, particularly in Western Europe and the Philippines, partly offset by good volume growth in Central and Eastern Europe. Aggregates pricing was 3% ahead and overall cement pricing, which was adversely impacted by geographic mix, was also 1% ahead of the second quarter of 2023.
In Road Solutions, revenues declined by 3% compared with the second quarter of 2023. Asphalt volumes declined by 1%, with lower volumes in the United Kingdom and Ireland partially offset by higher volumes in Poland. Paving and construction revenues decreased by 8% driven by lower activity levels in the United Kingdom. Readymixed concrete volumes decreased by 2%, compared to the comparable period in 2023 with higher volumes in Central and Eastern Europe only partially offsetting lower volumes in Western Europe.
Adjusted EBITDA in Europe Materials Solutions for the second quarter of 2024 was $499 million, 2% ahead of the comparable period in 2023 on an organic* basis, primarily driven by increased pricing, lower energy costs and operational efficiencies. Adjusted EBITDA margin increased by 110bps compared with the second quarter of 2023.

Europe Building Solutions

Analysis of Change
in $ millions	Q2 2023	Currency	Acquisitions	Divestitures	Organic	Q2 2024	% change
Total revenues	783	+2	+6	—	(63)	728	(7)%
Adjusted EBITDA	90	+1	+1	—	(5)	87	(3)%
Adjusted EBITDA margin	11.5%					12.0%

Total revenues in Europe Building Solutions declined by 7%, compared with the second quarter of 2023, amid continued weak new-build residential activity.
Within Building & Infrastructure Solutions, total revenues declined by 11% compared with the second quarter of 2023. Infrastructure Products revenues increased, as contributions from acquisitions more than offset lower activity levels. Revenues in Precast and Construction Accessories were negatively impacted by subdued demand in key markets.
Revenues in Outdoor Living Solutions were 7% ahead of the comparable period in 2023 with increased activity in the second quarter following prolonged winter weather in certain key markets earlier in the year.
Adjusted EBITDA in Europe Building Solutions declined by 3% compared with the second quarter of 2023. Adjusted EBITDA margin increased by 50bps compared with the same period in 2023, supported by disciplined commercial management and cost saving initiatives.

CRH Q2 2024 Results 5

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $0.4 billion were in line with the second quarter of the prior year (Q2 2023: $0.4 billion).
Gains on the disposal of long-lived assets of $102 million were higher than the same period in the prior year (Q2 2023: $18 million) primarily due to the disposal of certain land assets in North America.
Interest income of $36 million (Q2 2023: $36 million) was in line with Q2 2023. Interest expense of $155 million (Q2 2023: $73 million) was higher than the comparable period in 2023, primarily due to an increase in gross debt balances and higher interest rates on new debt issued.
Other nonoperating income, net was $23 million (Q2 2023: $2 million) primarily related to gains on certain divestitures.
Basic EPS was higher than Q2 2023 at $1.89 (Q2 2023: $1.63) due to a positive operating performance, higher gains on disposal of long-lived assets and reduced share count.
Balance Sheet and Liquidity
Total short and long-term debt was $13.1 billion at June 30, 2024, compared to $11.6 billion at December 31, 2023 and $9.7 billion at June 30, 2023.
In the six months ended June 30, 2024, a net $0.8 billion of commercial paper was issued across the U.S. Dollar and Euro Commercial Paper Programs. In May 2024, the Company completed the issuance of $750 million in 5.20% notes due in 2029 and $750 million in 5.40% notes due in 2034. In January 2024, €600 million of euro-denominated notes were repaid on maturity.
Net Debt* at June 30, 2024, was $10.3 billion, compared to $5.4 billion at December 31, 2023, and $5.7 billion at June 30, 2023. The increase in Net Debt* compared to December 31, 2023, reflects acquisitions, cash returns to shareholders through dividends and continued share buybacks as well as the purchase of property, plant and equipment, partially offset by inflows from operating activities and proceeds from divestitures. In addition, the Company had restricted cash of $0.9 billion at June 30, 2024 included within restricted cash in the Condensed Consolidated Balance Sheets. This restricted cash consists of amounts held in escrow related to transactions expected to close in a future period, primarily related to amounts payable for the acquisition of Adbri.
As of June 30, 2024 CRH had $3.9 billion of cash and cash equivalents and restricted cash on hand (Q2 2023: $4.3 billion) and $3.7 billion of undrawn committed facilities. At June 30, 2024, CRH had sufficient cash balances to meet all maturing debt obligations for the next 1.0 year and the weighted average maturity of the remaining term debt was 8.1 years.
As of June 30, 2024, the Company had a $4.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program. As of June 30, 2024 there was $1.3 billion of outstanding issued notes under the U.S. Dollar Commercial Paper Program and $0.5 billion of outstanding issued notes under the Euro Commercial Paper Program. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Q2 2024 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (New York)/1:00 p.m. (Dublin) today, Thursday, August 8, 2024, to discuss the Q2 2024 results and 2024 outlook. Registration details are available on www.crh.com/investors. Upon registration a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, while a recording of the conference call will be made available afterwards.
Dividend Timetable
The timetable for payment of the quarterly dividend of $0.35 per share is as follows:

Ex-dividend Date:     August 23, 2024
Record Date:     August 23, 2024
Payment Date:     September 25, 2024

The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their Ordinary Shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 5:00 p.m. (New York)/10:00 p.m. (Dublin) on August 23, 2024.
The default payment currency for shareholders holding their Ordinary Shares in the form of Depository Interests is euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 12:00 p.m. (New York)/5:00 p.m. (Dublin) on August 27, 2024.
CRH Q2 2024 Results 6

Exhibit 99.1

Appendices

CRH Q2 2024 Results 7

Exhibit 99.1
Appendix 1 - Primary Statements

The following financial statements are an extract of the Company’s Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and six months ended June 30, 2024, and do not present all necessary information for a complete understanding of the Company's financial condition as of June 30, 2024. The full Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and six months ended June 30, 2024, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended		Six months ended
	June 30		June 30
	2024	2023	2024	2023
Product revenues	7,308	7,431	12,676	12,769
Service revenues	2,346	2,278	3,511	3,367
Total revenues	9,654	9,709	16,187	16,136
Cost of product revenues	(3,759)	(3,932)	(7,336)	(7,676)
Cost of service revenues	(2,220)	(2,147)	(3,369)	(3,211)
Total cost of revenues	(5,979)	(6,079)	(10,705)	(10,887)
Gross profit	3,675	3,630	5,482	5,249
Selling, general and administrative expenses	(1,948)	(2,035)	(3,735)	(3,657)
Gain on disposal of long-lived assets	102	18	110	23
Operating income	1,829	1,613	1,857	1,615
Interest income	36	36	79	76
Interest expense	(155)	(73)	(288)	(154)
Other nonoperating income, net	23	2	184	2
Income from operations before income tax expense and income from equity method investments	1,733	1,578	1,832	1,539
Income tax expense	(430)	(379)	(411)	(365)
Income from equity method investments	6	13	2	7
Net income	1,309	1,212	1,423	1,181

Net (income) attributable to redeemable noncontrolling interests	(10)	(10)	(12)	(12)
Net (income) loss attributable to noncontrolling interests	(2)	(3)	2	2
Net income attributable to CRH plc	1,297	1,199	1,413	1,171

Earnings per share attributable to CRH plc
Basic	$1.89	$1.63	$2.05	$1.57
Diluted	$1.88	$1.62	$2.03	$1.56

Weighted average common shares outstanding
Basic	685.5	734.7	686.6	738.8
Diluted	688.8	738.2	691.1	743.4

CRH Q2 2024 Results 8

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	June 30	December 31	June 30
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	3,066	6,341	4,275
Restricted cash	869	–	–
Accounts receivable, net	5,893	4,507	6,119
Inventories	4,514	4,291	4,276
Assets held for sale	67	1,268	–
Other current assets	704	478	404
Total current assets	15,113	16,885	15,074
Property, plant and equipment, net	19,235	17,841	18,155
Equity method investments	484	620	672
Goodwill	10,251	9,158	9,338
Intangible assets, net	1,086	1,041	1,061
Operating lease right-of-use assets, net	1,279	1,292	1,187
Other noncurrent assets	657	632	655
Total assets	48,105	47,469	46,142

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,363	3,149	3,553
Accrued expenses	2,272	2,296	2,335
Current portion of long-term debt	3,218	1,866	2,185
Operating lease liabilities	259	255	240
Liabilities held for sale	14	375	–
Other current liabilities	1,422	2,072	1,358
Total current liabilities	10,548	10,013	9,671
Long-term debt	9,900	9,776	7,563
Deferred income tax liabilities	2,914	2,738	3,010
Noncurrent operating lease liabilities	1,114	1,125	1,016
Other noncurrent liabilities	2,178	2,196	2,173
Total liabilities	26,654	25,848	23,433
Commitments and contingencies
Redeemable noncontrolling interests	335	333	313
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of June 30, 2024, December 31, 2023, and June 30, 2023	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 725,113,896, 734,519,598 and 752,140,338 issued and outstanding, as of June 30, 2024, December 31, 2023, and June 30, 2023 respectively	292	296	302
Treasury stock, at cost (41,540,247, 42,419,281 and 24,158,408 shares as of June 30, 2024, December 31, 2023 and June 30, 2023 respectively)	(2,143)	(2,199)	(1,140)
Additional paid-in capital	359	454	391
Accumulated other comprehensive loss	(813)	(616)	(625)
Retained earnings	23,030	22,918	22,892
Total shareholders’ equity attributable to CRH plc shareholders	20,726	20,854	21,821
Noncontrolling interests	390	434	575
Total equity	21,116	21,288	22,396
Total liabilities, redeemable noncontrolling interests and equity	48,105	47,469	46,142

CRH Q2 2024 Results 9

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Six months ended
	June 30
	2024	2023
Cash Flows from Operating Activities:
Net income	1,423	1,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	821	785
Share-based compensation	63	60
Gains on disposals from businesses and long-lived assets, net	(248)	(23)
Deferred tax expense	197	95
Income from equity method investments	(2)	(7)
Pension and other postretirement benefits net periodic benefit cost	18	14
Non-cash operating lease costs	151	138
Other items, net	(16)	35
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(1,371)	(1,758)
Inventories	(175)	(22)
Accounts payable	232	558
Operating lease liabilities	(151)	(137)
Other assets	(107)	(2)
Other liabilities	(39)	69
Pension and other postretirement benefits contributions	(23)	(23)
Net cash provided by operating activities	773	963

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,130)	(771)
Acquisitions, net of cash acquired	(2,522)	(198)
Proceeds from divestitures and disposals of long-lived assets	1,096	42
Dividends received from equity method investments	15	12
Settlements of derivatives	(3)	7
Deferred divestiture consideration received	55	–
Other investing activities, net	(128)	(62)
Net cash used in investing activities	(2,617)	(970)

CRH Q2 2024 Results 10

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Six months ended
	June 30
	2024	2023
Cash Flows from Financing Activities:
Proceeds from debt issuances	3,370	855
Payments on debt	(1,691)	(849)
Settlements of derivatives	(3)	4
Payments of finance lease obligations	(21)	(12)
Deferred and contingent acquisition consideration paid	(10)	(4)
Dividends paid	(1,231)	(761)
Distributions to noncontrolling and redeemable noncontrolling interests	(22)	(23)
Repurchases of common stock	(907)	(959)
Proceeds from exercise of stock options	–	3
Net cash used in financing activities	(515)	(1,746)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(85)	92
Decrease in cash and cash equivalents, including restricted cash	(2,444)	(1,661)
Cash and cash equivalents and restricted cash at the beginning of period	6,390	5,936
Cash and cash equivalents and restricted cash at the end of period	3,946	4,275

Supplemental cash flow information:
Cash paid for interest (including finance leases)	216	201
Cash paid for income taxes	304	277

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	3,066	4,275
Restricted cash presented in the Condensed Consolidated Balance Sheets	869	–
Cash and cash equivalents included in assets held for sale	11	–
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	3,946	4,275

CRH Q2 2024 Results 11

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and unrealized gain/loss on investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

	Three months ended		Six months ended
	June 30		June 30
in $ millions	2024	2023	2024	2023
Net income	1,309	1,212	1,423	1,181
Income from equity method investments	(6)	(13)	(2)	(7)
Income tax expense	430	379	411	365
Gain on divestitures and unrealized gains on investments (i)	(23)	–	(183)	–
Pension income excluding current service cost component (i)	(1)	(2)	(2)	(2)
Other interest, net (i)	1	–	1	–
Interest expense	155	73	288	154
Interest income	(36)	(36)	(79)	(76)
Depreciation, depletion and amortization	424	401	821	785
Substantial acquisition-related costs (ii)	2	–	22	–
Adjusted EBITDA	2,255	2,014	2,700	2,400

Total revenues	9,654	9,709	16,187	16,136
Net income margin	13.6%	12.5%	8.8%	7.3%
Adjusted EBITDA margin	23.4%	20.7%	16.7%	14.9%

(i) Gain on divestitures and unrealized loss/gains on investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating income, net in the Condensed Consolidated Statements of Income.
(ii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 4 “Acquisitions” of the unaudited financial statements in the Quarterly Report on Form 10-Q. Expenses in the second quarter of 2024 primarily include legal and consulting expenses related to these non-routine substantial acquisitions.

Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2024 updated Adjusted EBITDA guidance is presented below:

	Updated Guidance	Previous Guidance
in $ billions	2024 Mid-Point	2024 Mid-Point
Net income	3.8	3.7
Income tax expense	1.1	1.1
Interest expense, net	0.5	0.4
Depreciation, depletion, amortization and impairment	1.7	1.7
Other (i)	(0.2)	(0.2)
Adjusted EBITDA	6.9	6.7
(i) Other primarily relates to loss (income) from equity method investments, loss (gain) on divestitures and unrealized loss (gain) on investments and substantial acquisition-related costs.

CRH Q2 2024 Results 12

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its nearest GAAP measure is presented below:

	June 30	December 31	June 30
in $ millions	2024	2023	2023
Short and long-term debt	(13,118)	(11,642)	(9,748)
Cash and cash equivalents (i)	3,077	6,390	4,275
Finance lease liabilities	(147)	(117)	(91)
Derivative financial instruments (net)	(91)	(37)	(111)
Net Debt	(10,279)	(5,406)	(5,675)
(i) Cash and cash equivalents at June 30, 2024 includes $11 million cash and cash equivalents reclassified as held for sale. Cash and cash equivalents at December 31, 2023 includes $49 million cash and cash equivalents reclassified as held for sale. Cash and cash equivalents at June 30, 2023 includes $nil million cash and cash equivalents reclassified as held for sale.

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, heritage, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year reporting period (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment, is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.

CRH Q2 2024 Results 13

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements

In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward looking in nature: plans and expectations regarding customer demand; plans and expectations regarding government funding initiatives; pricing, costs, trends in residential and non-residential markets; macroeconomic and other market trends in regions where CRH operates, and investments in innovation and sustainability; plans and expectations regarding acquisitions and divestitures, including with respect to the timing and completion of the divestiture of phase three of the European Lime operations, and resulting synergies and growth opportunities; plans and expectations regarding return of cash to shareholders, including the timing and amount of share buybacks and dividends; expectations regarding CRH's credit rating with each of the three main rating agencies; and plans and expectations regarding CRH’s 2024 full year performance, including net income, Adjusted EBITDA, earnings per share and capital expenditure.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestments; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of the Annual Report on Form 10-K “Risk Factors” in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC and in CRH's other filings with the SEC.

CRH Q2 2024 Results 14